CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated October 25, 2012, accompanying the financial statements of Colorado Investors' Quality Tax-Exempt Trust, Series 21 (included in Van Kampen Unit Trusts, Municipal Series 805) as of June 30, 2012, and for the period from July 6, 2009 (date of deposit) through June 30, 2010 and for each of the two years in the period ended June 30, 2012 and the financial highlights for the period from July 6, 2009 (date of deposit) through June 30, 2010 and for each of the two years in the period ended June 30, 2012, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-158913) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 25, 2012